UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

May 18, 2007

CORNERSTONE CORE PROPERTIES REIT, INC.

(Exact name of registrant as specified in its charter)

Maryland	000-52566	33-0827161
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

1920 Main Street, Suite 400

Irvine, California 92614

(Address of principal executive offices)

(949) 852-1007

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions.

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14d-2(b)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

Section 1 — Registrant’s Business and Operations

Item 1.01 Entry into a Material Definitive Agreement

We have entered into a definitive agreement (the “Agreement”) to purchase a newly constructed industrial show room building and three free-standing industrial buildings in Classic Pacific Business Park from CP215 Business Park, LLC, a non-related party, for a purchase price of $10.2 million.  As of May 18, 2007, our right to terminate the Agreement without penalty expired and our deposits became non-refundable.  We previously committed to acquire two other multi-tenant industrial buildings in Classic Pacific Business Park for $9.8 million as reported in our Current Report on Form 8-K filed on May 7, 2007.

Located in Perris, California, Classic Pacific Business Park is the first phase of a multi-phase, master planned project that will consist of approximately 397,000 square feet of retail, warehouse and multi-tenant industrial space located in 16 free-standing buildings. Classic Pacific Business Park will include approximately 153,000 square feet of space in six buildings that we have agreed to purchase, including approximately 51,000 square feet of industrial show room space in a single building, approximately 23,000 square feet of industrial space in three free-standing buildings and approximately 79,000 square feet of space in two multi-tenant industrial buildings.  Classic Pacific Business Park is currently under development and expected to be completed and ready for occupancy by the second quarter of 2008, at which time the purchase is expected to close. Our acquisition of the Classic Pacific Business Park properties during its development allows us to pre-market the properties during construction.

The property is located on Interstate 215, approximately 70 miles east of Los Angeles, in the eastern Inland Empire growth corridor that extends from San Bernardino and Riverside to Temecula.  Considered to be one of the fastest growing areas in the United States, as cited in John E. Husing’s Inland Empire quarterly Economic Report, Perris, California offers upscale urban lifestyles at a affordable prices.  Although construction activity in the eastern sector of the Inland Empire increased in 2006, there is limited multi-tenant industrial property available for lease in the Perris market.

In evaluating this property as a potential acquisition and determining the appropriate amount of consideration to be paid for the property, we considered a variety of factors including overall valuation of targeted net rental income, location, demographics, existing and planned competitive properties and price per square foot and analyzed how the property compares to comparable properties in its market.

For federal income tax purposes, the depreciable basis of the four buildings to be acquired pursuant to the Agreement is estimated at approximately $10.2 million which is subject to final adjustment.  The depreciation expense will be calculated using the straight-line method based upon an estimated useful life of 39 years for the building improvement costs and the related lease term for the tenant improvements.  Leasing commissions will be amortized over the initial term of the related leases.  The real estate tax rate is expected to approximate 1.25% and annual real estate taxes are projected to be approximately $127,500 for the initial year subsequent to the purchase.

In connection with the Agreement, we have paid non-refundable deposits totaling $250,000 to an escrow agent and under the terms of the Agreement, we are obligated to pay certain closing costs, including, but not limited to attorney fees, certain title insurance premiums, survey costs, recording costs and one-half of the escrow charges.  The acquisitions are expected to close within three days after the buildings have passed final inspection by the City Building Department, but not later than April 30, 2008.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits.

99.1	Purchase and Sale Agreement (Building M-1) by and between Cornerstone Operating Partnership, L.P. and CP 215 Business Park, LLC, a California limited Liability company, dated May 2, 2007

99.2	Purchase and Sale Agreement (Buildings W-4, W-5 and W-6) by and between Cornerstone Operating Partnership, L.P. and CP 215 Business Park, LLC, a California limited Liability company, dated May 2, 2007

99.3	Press Release dated May 18, 2007

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CORNERSTONE CORE PROPERTIES REIT, INC.

Dated: May 23, 2007	By:	/s/ SHARON C. KAISER
Sharon C. Kaiser,
Chief Financial Officer